Exhibit 10.14

GREENIDGE GENERATION HOLDINGS INC.

December 28, 2021

BY EMAIL
Jeffrey E. Kirt

Dear Jeff,

This letter agreement sets forth revised terms of the restricted stock units (“RSUs”) granted to you pursuant to that certain Restricted Stock Unit Award Agreement (“RSU Award Agreement”), dated March 8, 2021, between you and Greenidge Generation Holdings Inc. (the “Company”).

The RSUs vest in three equal annual installments on March 8 of each of 2022, 2023 and 2024, subject to your compliance with the terms and conditions of the RSU Award Agreement. The Company has agreed to accelerate the vesting of your RSUs originally vesting on March 8, 2022 (the “Accelerated RSUs”) such that the Accelerated RSUs will vest on December 28, 2021, subject to the terms and conditions of this letter agreement.

You agree (i) that, subject to Section 3.3 of the RSU Award Agreement, no RSUs will vest on March 8, 2022, and (ii) that if the Accelerated RSUs would not have vested on March 8, 2022 or an earlier date under the terms of the RSU Award Agreement, you will immediately repay to the Company the number of shares of the Company’s Class A Common Stock (“Shares”) you received upon settlement of the Accelerated RSUs or a cash amount equal to the gross value of the Accelerated RSUs (based on the then-current trading price of Shares, as determined by the Company). If such repayment is not made, you authorize the Company or its affiliates to deduct an amount of cash equal to the gross value of the Accelerated RSUs (based on the then-current trading price of Shares, as determined by the Company) from any other amount otherwise payable to you, whether due upon your termination or otherwise, including from salary, expense reimbursements or paid time off, or cancel a number of RSUs up to such gross value (based on the then-current trading price of Shares, as determined by the Company). In support of this promise, you agree that you shall not sell any of the Shares received in settlement of the Accelerated RSUs prior to March 8, 2022; provided, however, that you may sell a number of Shares necessary to pay any taxes due upon settlement of the Accelerated RSUs.

For the avoidance of doubt, settlement of the Accelerated RSUs pursuant to this letter shall reduce the number of RSUs outstanding under the RSU Award Agreement and in no circumstances shall the total number of shares received upon settlement of the RSUs granted to you under the RSU Award Agreement exceed 344,800, subject to adjustment in accordance with the terms of the RSU Award Agreement and the Company’s 2021 Equity Incentive Plan.

The terms and conditions of this letter agreement reflect the entire agreement and understanding between you and the Company as to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral, except the RSU Award

Agreement. Nothing in this letter agreement will change the “at will” status of your employment with the Company or any other term of the RSU Award Agreement.

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We ask that you please sign and date this letter agreement where indicated below and return an executed copy to Jerome Lay.

Sincerely,

GREENIDGE GENERATION HOLDINGS INC.

By: _/s/ Jerome Lay_____________________

Name: Jerome Lay

Title: Director

Agreed to and accepted:

JEFFREY E. KIRT

Signature: _/s/ Jeffrey E. Kirt________________

Date: December 28, 2021